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                                                                      Exhibit 12

                            LYONDELL CHEMICAL COMPANY
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (Millions of dollars)


                                                                          Year Ended December 31,
                                                                  -----------------------------------------
                                                                    2002     2001     2000   1999   1998
                                                                    ----     ----     ----  ------ ------
Income (loss) from continuing operations before income taxes        $(191)   $(221)  $  693   $(104) $  89
Fixed charges:

     Interest expense, gross ...................................      508      495      627     717    385
     Portion of rentals representative of interest .............       51       44       46      53     35
                                                                  -----------------------------------------
          Total fixed charges before capitalized interest ......      559      539      673     770    420
     Capitalized interest ......................................       10        3       --      --     --
                                                                  -----------------------------------------
          Total fixed charges including capitalized interest ...      569      542      673     770    420
                                                                  -----------------------------------------
Earnings before fixed charges ..................................    $ 368    $ 318   $1,366   $ 666  $ 509
Ratio of earnings to fixed charges (a) .........................       --       --      2.0      --    1.2
                                                                  =========================================


(a) In 2002, 2001 and 1999, earnings were insufficient to cover fixed charges by $201 million, $224 million and $104 million, respectively.